Exhibit 99.1

Company Contact:	Investor Relations Contact:
Joyce Watts	Cathy Mattison
ImageWare Systems, Inc.	Lippert/Heilshorn & Associates
858-673-8600, ext. 133	(415) 433-3777
jwatts@iwsinc.com	cmattison@lhai.com

ImageWare Announces Plan to Move to OTC Trading

SAN DIEGO, CA, April 29, 2008 - ImageWare® Systems, Inc. (AMEX: IW), a leading developer and provider of identity management solutions, announced its common stock will cease trading on the American Stock Exchange (“AMEX”) as soon as practicable. The company believes it will be eligible for quotation on the Over-the-Counter Bulletin Board ("OTCBB").

Jim Miller, ImageWare’s chairman and CEO, stated, “We continue to be confident and optimistic about 2008 prospects.  As reported, we experienced more activity in the last two weeks of March than we have in the company’s history, including $3.5 million of new orders from multiple customers. We expect this revenue as well as new additional revenue to be recognized throughout 2008, with the majority in the second and third quarters.  Demand continues for our identity management solutions and showcases our interoperable and cross-functional solutions. After completing the Sol Logic, Inc. integration and introducing the IWS™ Mediator™ in February, we are experiencing sooner than expected high demand for our real-time voice recognition and multi-lingual translation technology. In summary, we have set the stage for a stronger year.”

“While we met all of the AMEX qualitative measurements, we missed the shareholders’ equity requirements.  We researched other trading options and chose OTCBB as it will meet our current trading needs.  We are confident we will have a number of market makers set to make a market in our common shares so our investors will be able to continue their activities,” concluded Miller.

On April 25, 2008, ImageWare received a letter from AMEX advising that a Listing Qualifications Panel of the AMEX Committee on Securities had affirmed the determination of the staff of the Listing Qualifications Department to delist the company’s common stock from AMEX as the company failed to comply with two Sections of the AMEX Company Guide: Section 1003(a)(ii), because the company has shareholders’ equity of less than $4 million and has sustained losses from continuing operations and net losses in three out of its four most recent fiscal years; and Section 1003(a)(iii), because the company has shareholders’ equity of less than $6 million and has sustained losses from continuing operations and net losses in its five most recent fiscal years.

About ImageWare Systems, Inc.
ImageWare Systems, Inc. (AMEX:IW) is a leading developer of identity management solutions, providing biometric, secure credential and law enforcement technologies. Scalable for worldwide deployment, the Company's biometric product line includes a multi-biometric engine that is hardware and algorithm independent, enabling the enrollment and management of unlimited population sizes. ImageWare's identification products are used to manage and issue secure credentials including national IDs, passports, driver licenses, smart cards and access control credentials. ImageWare's digital booking products provide law enforcement with integrated mug shot, fingerprint Livescan and investigative capabilities. ImageWare is headquartered in San Diego, with offices in Portland, OR, Washington DC and Canada. For more information visit www.iwsinc.com.

Safe Harbor Statement
This news release may contain forward-looking statements made pursuant to the “safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company's progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management's opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described. The company's operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities and Exchange Commission.